Exhibit 99.2

AEGION CORPORATION
May 3, 2018
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s second quarter 2018 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Vice President of Finance & Investor Relations. Katie, you may proceed.

Katie Cason:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion's Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion’s website at aegion.com/investor/webcasts. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you Katie and good morning to everyone joining us on the call today. For those following along with the slides we posted this morning, let's start on Slide 3 of the presentation.

Aegion delivered second quarter adjusted EPS of $0.34, which was above prior year results that included significant contribution for more than $40 million in revenues related to the large deepwater project. Year-to-date we've achieved $0.46 of adjusted EPS and we are reaffirming our fill-year outlook for adjusted EPS growth of at least 30 percent over 2017 levels. Confidence in our outlook is underpinned by ongoing market strength for our core businesses as well as 1) our record North American Rehabilitation CIPP backlog position, 2) continued productivity improvements in the cathodic protection business and 3) significant remaining work in backlog on the large international robotic coating projects.

Looking more closely at the second quarter, our results benefited from several key drivers:

•
First, we saw top-line strength within Infrastructure Solutions, driven by a higher number of crews, within our core North America wastewater business that grew contracting revenues more than 10 percent over the prior year. And, even with this strong Q2 revenue burn, we've ended the quarter with the North American wastewater business in a record backlog position. Additionally, we saw another quarter of strong demand for our pressure pipe offers led by Fusible PVC® products, which drove year-to-date orders and revenues sharply higher than the prior year.

•
Second, we continued to execute, successfully, on the large Middle East robotic coating projects. Although the changes in customer scheduling for these projects have shifted more earnings into the back half of the year, the nearly 60 percent of work completed to date has gone very well at margins in line with our projections.

•
Also, within Corrosion Protection, the cathodic protection business continues to show strong year-over-year improvements, particularly within the U.S. where we've seen a nearly 600 basis point year-over-year improvement in gross margins through the first six months.

•	Finally, we saw a sixth consecutive quarter of improved year-over-year performance from the Energy Services segment.

These favorable drivers overcame underperformance in our Denmark and Australia CIPP contracting operations, where adjusted operating losses totaled $1 million in the quarter and nearly $2.5 million year-to-date. That's $0.06 of year-to-date losses on two businesses that accounted for less than 3 percent of total revenues. As a result of continued underperformance and our long-term outlook for these businesses, we've made the decision to exit CIPP contracting in the Denmark and Australia markets.

If you turn to Slide 4 I'll provide an update on these and other strategic actions.

We initiated restructuring programs in both countries during the third quarter of 2017, which included the consolidation of regional offices to drive more centralized oversight and consistency, the right-sizing of overheads to match market demand and multiple leadership changes. In Australia we've seen strong improvements in the business over the last several months and first half gross margins are back into the double-digit range compared to losses in the prior year. We feel good about the market potential and improvements made in the business, but believe the business would be better suited for a local player that can realize greater operating leverage as a part of a larger portfolio. We began an active sale process in May and are currently undergoing management meetings with multiple interested parties. We are targeting a structure that would position Aegion with a long-term tube supply agreement as we look to expand our third-party sales capabilities. We expect to complete a successful transaction by the end of the year.

In Denmark, results have been more challenging. Although restructuring efforts have reduced the fixed overhead structure for the business, with a revenue of less than $10 million, we are unable to project enough volume to realize operating leverage and generate an acceptable margin profile for this business in the near term or over the next several years. We expect to exit Denmark contracting activities by the end of the year either through divestiture or shut down of the operations.

In addition to the exit of CIPP contracting in Denmark and Australia, we are evaluating Aegion's footprint outside of the US and Canada. While we have been successful in many areas exporting our proven technologies and market leading expertise outside of North America, we must ensure we are doing business in the right markets with the right operating model, risk profile and return on investment opportunity to serve the long-term interests of our shareholders, customers and employees worldwide.

Our restructuring efforts of the Fyfe North America business are a good example of this type of operating model review. We exited the non-pipe contract application of our Tyfo® Fibrwrap® technology in North America and refocused our expertise in fiber reinforced polymers to promote third-party product sales and provide technical engineering support. We shed the construction side of the business where we didn't have the right scale to manage our risk and focused on the higher value engineering support and sales. As a result, the business has been a stable earnings contributor this year at significantly improved margins.

We are in final negotiations to complete the Bayou divestiture and expect to complete the transaction by mid to late August. The prospect of tariffs on imported steel pipe contributed to the delay in the transaction while the buyer digested the potential impact on the business.

With that update on restructuring initiatives, I'll walk through our outlook for each segment, starting with Infrastructure Solutions on Slide 5.

New orders in the second quarter declined 11 percent, primarily due to exiting the Fyfe North America structural contracting business as well as some weakness in Europe and Australia. However, record orders for the NAR CIPP business brought their June 30th backlog to more than $300 million at margins in line with prior year levels. Total segment backlog of $376 million is in line with the prior year and positions us very well for the next six to nine months.

In North America Rehabilitation, our crew count is up 10 percent from the prior year, which has been a driver for revenue growth year-to-date. However, gross margins year-to-date have been below expectations due to several factors:

•	First, we discussed last quarter the significant impact from severe weather, which cost us approximately 10 percent of scheduled installation footage in the first quarter.

•
Second, we've seen a rise in labor and fuel rates that impacted work on projects awarded late last year. While we can factor these increases into our future estimates, we face near-term pressure in inflationary periods on our margins in backlog, which tend to cover about six months of work.

•
Additionally, despite the higher overall footage installed due to crew additions, we've seen lower productivity trends as our newer teams come up the learning curve toward full capacity. These productivity losses manifest themselves in site readiness delays, equipment challenges and slower installation times leading to project write-downs. We've developed strong operating systems for our wastewater installation business and generally manage this learning curve without disruption when crews are added at a measured pace over time. However, the expansion in crews has been significant in a short time frame to serve the strong growth in new orders from last year. We have been aggressively addressing these issues by placing more experienced management with the newer crews, upgrading project management and retraining where necessary. In response, trends in June and July have improved sharply and we expect these challenges to be largely behind us as we enter the second half of the year.

We've updated our full-year 2018 guidance for the platform to factor in these year-to-date trends. We still expect to see revenue growth in the low to mid-single digit range. However, we now expect a 50 to 100 basis point operating margin improvement over 2017 levels, a reduction from our previous guidance of 100 to 200 basis points of improvement. This revised guidance factors in the NAR CIPP performance I just highlighted, as well as losses in Denmark and Australia. To deliver these targets, we will need to see continued second half revenue growth and a sharp improvement in profitability trends. I believe we have taken the right actions both in the NAR business as well as internationally to achieve these targets.

Shifting to Corrosion Protection on Slide 6. The backlog decline as of June 30th was primarily driven by work completed on the large international field joint coating projects as well as the roll off of $10 million in pipe linings projects in Central and South America that were booked in Q2'17. Within the industrial linings business, activity has picked up in July and we've recently booked orders for additional work in the U.S., Canada and internationally, including a three-year contract in the Middle East where we will be installing more than 500 miles of our Tite Liner® product.

We are approximately 60 percent complete on the large international robotic coating projects valued at more than $35 million. You may recall that we had previously forecasted this project to be substantially complete by the end of Q2. Most of the remaining work is to be completed offshore, where we are located on a lay barge using our robots to coat the interior diameter of welds. While the pace of our work is set by the customer's pipe laying operation, our revenue is based on a combination of time and activity-based billing rates, so the extension in project timing has not unfavorably impacted us. We currently expect the majority of this work to be completed in the second half with the potential for some work into early 2019. This project is a critical contributor to overall results in FY'18 and has met financial expectations to-date. We are also completing work on another $8 million international coating project that was awarded in March of this year and will be completed over the next six months.

The outlook for the cathodic protection business is favorable as well. We saw strong year-over-year improvement in the second quarter, with U.S. gross margins nearly double the prior year. Margins are approaching the historical levels we saw in 2015 and 2016 due to improvements in all key revenue streams, giving us further confidence in the turnaround of this business following significant operational challenges in 2017. The majority of, our work in the U.S. is performed in the second half of the year and the sales funnel is strong, which we expect to drive a significant increase in earnings.

For the full-year 2018 outlook, we continue to expect Corrosion Protection segment revenues to decline 10 to 15 percent, reflecting the lost contribution from the deep-water project. Excluding the project, revenues are projected to increase approximately 15 percent, slightly down from our previous projections due to project slippage in the linings business. Adjusted operating margins are now expected in the 3.5 to 4 percent range, driven by improvements in our cathodic protection businesses and up slightly from our previous guidance due to the margin performance on the large international field joint coating projects.

Shifting to Energy Services on Slide 7, backlog at June 30th increased 2 percent from the prior year, driven by increases in maintenance and construction services and despite the roll of nearly $20 million in backlog related to two refinery maintenance agreements expiring at the end of this year. We expect to renew these agreements in the second half of the year, but until negotiations are complete, the related backlog will continue to taper off at a $3 million per month pace.

This business continues to perform very well and improved execution in the construction business drove second quarter gross margins higher than the prior year. We were also able to maintain operating margins in line with the prior year despite investments in overheads to manage multiple labor transitions to the trades this year as well as to continue growing our specialty services offering.

For the full year, we are raising our expectations for top-line growth to reflect favorable trends year-to-date. We now expect revenue growth in the mid to upper single digit range with operating margin improvement of 75 to 150 basis points.

That wraps a review of the markets and outlook for each of the segments. As I mentioned earlier, we are still targeting adjusted EPS for the full year of at least 30 percent, which implies a significant increase in second half earnings. I've highlighted the key drivers of this growth, including: 1) our record NAR CIPP backlog position and improving productivity trends, 2) continued strength in cathodic protection as we roll into peak season for this business, 3) significant work remaining on the large international coating projects, and 4) performance on the multiple Tite Liner® awards. We will also look to exit the Australia and Denmark CIPP contracting businesses in a timely manner to limit additional losses from those businesses. We will provide updates in the coming moths as we work through these processes as well as our assessment of our remaining international footprint.

With that, I'm happy to turn the call over to David for his perspective on our results and additional outlook commentary for the remainder of 2018. David?

David Morris:	Thank you Chuck, and good morning to everyone on the call.

Looking more at the second quarter's results, let's move to Slide 8.

Aegion delivered adjusted diluted earnings per share of $0.34 in the second quarter, compared to $0.33 in Q2'17. As Chuck highlighted, positive income drivers for the quarter included top-line strength within Infrastructure Solutions, strong performance on the international coating projects, improved contribution from the cathodic protection business, and solid results from Energy Services. Additionally, total operating expenses were down nearly $5 million from Q2'17 as a result of our restructuring initiatives and cost containment efforts. These favorable earnings drivers helped to offset losses in Denmark and Australia and lower than expected performance in our industrial linings business due to project delays.

At the top line, revenues for the quarter were down $20 million, or 6 percent from the prior year, largely due to the loss of more than $40 million in revenues from the large deep-water project completed in 2017. The majority of work on this large project was spread over the first and second quarters of last year, at a margin profile well in excess of our typical business. As such, the comparisons of our key metrics within the consolidated P&L reflect the impacts of this lost contribution. Excluding this project, adjusted operating income increased across all segments. I'll discuss those drivers more fully in a moment.

Touching on a couple of additional items below operating income for the quarter: non-controlling interests saw a favorable pickup compared to the prior year, primarily due to higher minority interests in 2017 associated with the deep-water project. We also benefited in Q2'18 from a lower adjusted effective tax rate of 26 percent compared to 30 percent in Q2'17, primarily driven by lower expected rates in the U.S. as a result of the tax legislation passed late last year.

I'll now turn to the segment reviews, starting with Infrastructure Solutions on Slide 9.

Revenues increased 8 percent year-over-year, or $12 million, primarily driven by higher North America CIPP volumes as a result of our crew expansion to serve new order growth. Additionally, we saw another quarter of strong growth for our Fusible PVC® products as we make progress on our efforts to expand in the pressure pipe market.

Top-line growth drove segment gross profit 5 percent higher than the prior year. However, gross margins declined 80 basis points, primarily due to the challenges within the North America CIPP business that Chuck outlined previously, including rising labor and fuel costs and reduced profitability from newer crews as they come up the learning curve. Operating margins increased 190 basis points, driven by more than $2 million reduction in SG&A expenses due to our restructuring efforts in Fyfe North America, Australia and Denmark, with improving productivity trends in the North America CIPP business and plans to exit Australia and Denmark, we expect operating margins to improve significantly in the second half of the year relative to the first half performance.

Turning to Corrosion Protection on Slide 10.

Revenues declined 25 percent, or $31 million, primarily due to the absence of the deep-water project completed in 2017. Excluding this project, revenues increased more than 10 percent, largely driven by the large international field joint coating projects. Revenues for cathodic protection were on par with the prior year and we saw a decline in industrial linings revenues due to project delays.

Corrosion Protection adjusted gross margins and adjusted operating margins declined 240 and 490 basis points, respectively, driven by the lost contribution from the deep-water project. Margins were also impacted by the lower industrial linings volumes in the quarter. However, declines were partially offset by strong performance on the large international coating projects as well as significant improvements in the cathodic protection business, which had a 600 basis point improvement in both adjusted gross margins and adjusted operating margins in the quarter. We expect second half margins to increase as volumes pick up seasonally within the cathodic protection business and as we execute work on the multiple recent Tite Liner® awards.

I'll wrap up the operating discussion with Energy Services on Slide 11.

Revenues for the second quarter dipped slightly from the prior year as expected declines in turnaround activity were offset by higher maintenance and construction business. Gross margins improved 110 basis points, driven primarily by improved performance on construction projects. SG&A expenses increased approximately $800,000 compared to Q2'17, driven by a higher overhead structure to support continued refinery labor transitions as well as investments to grow our specialty service offerings. We expect the majority of refinery transitions to be completed by the end of this year and then should be able to realize additional efficiencies in spending.

That wraps our review of each of the segments. Now let's review our year-to-date cash performance on Slide 12.

We generated cash flow from operating activities of $10.2 million in the first half compared to a net usage during the same period last year, despite lower reported net income. Improvements were driven by lower working capital usage, which was significantly higher in the prior year due to the timing of collections related to the large deep-water project.

We spent nearly $19 million for share repurchases during the first half of the year, which included open market purchases of approximately 548,000 shares for $13.2 million and an additional $5.4 million spent to acquire approximately 224,000 shares related to employee tax obligations in connection with the vesting of employee equity compensation awards. We spent $14 million in capital expenditures and continue to target a range of $30 to $35 million for the full year. We funded net debt repayments of $4 million and spent $3 million for a small asset acquisition within our industrial linings business. The full value of the acquisition is $6 million, with the remaining $3 million to be funded in the third quarter. We ended the quarter with $76 million in cash. This balance is lower than historical norms, primarily due to payment processing delays at one of our larger West coast customers near quarter end that held up approximately $5 million in outstanding receivables. The delays, which we believe have now been resolved, were associated with the customer's implementation of a new payment system. Looking forward, we expect operating cash flows to increase sharply in the second half of the year driven by our strong earnings outlook.

Overall, our cash usage year-to-date has aligned with our capital allocation priorities of debt repayment, capital investments and share repurchases. We plan to use the majority of proceeds from the expected Bayou transaction for further debt repayment on our revolver borrowings.

Turning to Slide 13, I'll walk through the components of our consolidated full-year outlook that drive our expectation for adjusted EPS growth of more than 30 percent in 2018. We've achieved year-to-date adjusted Earnings Per Share of $0.46 and expect a significant increase in earnings in the second half, split largely evenly over the next two quarters, to achieve our full year targets.

•
We continue to expect total revenues to be essentially flat with 2017's record results, offsetting the absence in 2018 of approximately $95 million in revenues in 2017 from the large deep-water project.

•
We expect adjusted gross margin and adjusted operating margin improvements of approximately 50 basis points, driven by improvements in the restructured businesses and in the U.S. cathodic protection business. We've reduced this guidance from our previous 50 to 100 basis point range to reflect the lower margins year-to-date, primarily within the Infrastructure Solutions segment.

•	Operational spend as a percentage of revenue is expected to remain in line with 2017 levels at approximately 16 percent, and we continue to expect interest expense in the $13.5 to $14.5 million range.

•	Income attributable to non-controlling interests is now expected to be approximately $1 million, down from our previous range due to a change in earnings mix from our joint ventures.

•	And, we still expect our adjusted effective tax rate to be between 23 and 24 percent.

For our 2017 Restructuring initiatives, we have incurred $118 million in charges to date, inclusive of $86 million in impairment charges recorded in 2017, and expect total restructuring and related impairment charges related to our previously announced actions to be approximately $120 million, including cash charges of approximately $20 million.

Additional cash and non-cash charges may be incurred as a result of the decisions announced today to exit the CIPP contracting operations in Australia and Denmark and pending the outcome of our assessment of our remaining international operations. Additionally, we are continuing to review options to simplify our operating and tax organizational structure, which we believe will result in a simplified organizational structure with improved operating leverage. We expect all of these activities and related charges under the 2017 Restructuring to be completed by the end of the year.

That wraps a review of our second quarter results and outlook for the remainder of the year. With that, Operator, at this time we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from Bill Newby with D.A. Davidson. Your line is now open.

Bill Newby:
Just a couple of questions on the IS business, following these strategic decisions. Can you give us the stand, or I guess, the stand alone margins excluding the Australia and Denmark businesses? I guess what you expect that business to generate on a go-forward basis of what you're keeping?

Chuck Gordon:
I think what we gave for the margin improvement carries about, there's probably for the year going to be around a 500, I'm sorry, about a 50 basis point improvement, we would expect on an ongoing basis as we exit those two business.

Bill Newby:	Okay. So I guess, as we look forward for the next 2 to 3 years, I guess, mid-7s on the operating basis is what you can expect?

Chuck Gordon:
No. We would actually expect it to be higher than that. We have, remember that we had, what we believe was unusual weather pattern in the first half of the year. We've brought on 10 percent more crews and we're also in a period where we've had significant oil price increases, which impacts our fuel and impacts some of our materials, our chemicals. What happens is as those prices have stabilized now we have built all those increases into our bids without affecting our win rate. So that's also past us, so going forward I would expect the margins to be significantly higher than what we are projecting for this year.

Bill Newby:	Okay, that's helpful. And then, I guess, on the backlog there, can you, is there a way to quantify the headwind from the Fyfe exit? I guess, what that backlog would be on a like-for-like basis?

David Morris:	On a year-over-year basis, we're probably down $10 to $12 million associated with the exit of the non-pipe structural side of the Fyfe business.

Operator:	Our next question comes from Eric Stine with Craig-Hallum. Your line is now open.

Aaron Spychalla:
It's Aaron Spychalla for Eric. Thanks for taking the question. Maybe, first on Australia and Denmark, over the last couple of quarters, it sounded like you're turning the corner there, maybe specifically more in Australia. Can you just kind of talk about what changed there to bring on these actions?

Chuck Gordon:
So in Australia -- first of all in both businesses, we weren't in a position to exit until very recently because we had some legacy issues that we needed to resolve in terms of work that we had previously done. We've completed most of that, almost all of that work during the first half of '18, so now we're in a position to exit. But the second thing is, in Australia in particular, I think that could be a nice small business, but it does not offer us the ability to leverage any kind of operating expenses because of its location and we just feel like it's a better plan for us is to be a tube supplier and a technology provider to a local construction company or a local organization that has a better opportunity to leverage overhead.

Aaron Spychalla:	Understood. And then, I mean, there in Australia, is there any -- do you expect any kind of money from that transaction? Or like you're saying, is it more really of the third-party tube sales?

Chuck Gordon:	We've been going through the sales process and we do expect a nominal amount of cash for the business.

Aaron Spychalla:
Okay. Sounds good. And then, maybe lastly for me, on the corrosion side of things, can you just talk about the pipeline there. Now that we have a little bit left on those two large projects. In the past you've kind of talked about some other projects that you thought you could see some order activity in the near term. So maybe just an update there, please.

Chuck Gordon:
I think, as I look at the year, the thing that pushed back the most were some of the Tite Liner® projects and those, we had a very good month in June, we followed up with a nice month in July and as we look out, going forward, we see a nice opportunity for the Tite Liner® business. I would also say that in our cathodic protection business, particularly in the U.S., where we had significant operating issues last year, the business is performing exceptionally well and there we feel like we're back on track from an execution standpoint, while we have very solid backlog going into the second half, the funnel looks extremely strong.

So as we enter the second half of the year, which is traditionally the best part of the year for that business, we feel very confident that going forward that business is going to perform very well. Both those businesses we continue to see upside, in our coating services business, in particular, the robotics piece of it, the funnel remains strong. We won't see another $30 million project, but there are several projects sort of in that $5 to $10 million range that are part of the funnel going into the second half of the year. So overall, the CP funnel remains very strong. We're not going to have the big project that we had in 2017 or the big one that we had in '16, but I think the overall health of the business and the overall run rate of the business is going to be very strong and we are particularly excited, again, by the way the cathodic protection services businesses is executing.

Operator:	And our next question comes from Noelle Dilts with Stifel.

Noelle Dilts:
I was just a little bit late dialing in so I apologize if you've addressed some of these things, but you mentioned a few times that labor and kind of bringing on new crews and CIPP is driving some inefficiency. So can you give us a sense of, I think that the growth outlook for the market is still pretty solid, so how do we thing about that, kind of, resolving if you move forward? Or is it going to be a drag as we move into 2019?

Chuck Gordon:
We think we've actually moved forward now. We had very good execution in June. I think July is going to be a good month for us and what happens, Noelle, is typically when we bring these crews on, and we're up about 10 percent year-over-year in crews, we don't have a problem bringing on one or two crews at a time, in this case, we brought on six or seven crews and it stressed the organization. But typically, it takes a crew about six months to get up to full speed and most of these crews are at that point now. So we feel pretty confident going into the second half of the year. We've got record backlog in NAR and the crews are up to speed. We saw a really good productivity in July, so we feel like those issues are behind us.

Noelle Dilts:
Got it. And then in terms of, with the new elements of the restructuring plan, it looks like you still maintain the, kind of, somewhat north of $20 million of savings target. Was there anything that's kind of tracking below your expectations? Or was that just because of somewhat of a more general number?

David Morris:	Yes. That's general with respect to the actions that we previously announced. However, both with respect to potential additional charges and any potential additional savings,

certainly the decision is to exit Denmark and Australia there will be charges associated with those and then as we further examine our international footprint, yes, we would expect both additional restructuring charges there, as well as additional cost savings associated with those actions. We'd be in a position that quantify those probably by the end of the third quarter.

Operator:	(Operator Instructions) Our next question comes from Craig Bibb with CJS Securities.

Michael Hagan:	It's actually Mike Hagan for Craig. Just real quick, I wanted to see, do you guys have a ballpark selling price estimate for Bayou?

David Morris:	Nothing that we're able to disclose at this time, no.

Michael Hagan:	Okay, but assuming proceeds from that, can you just remind me, again, what were the proceeds expected for in terms of either stock buyback or debt pay down?

David Morris:
Yes. What we had previously said, we did amendments to our credit facility in February and as part of that amendment, we've committed to apply net proceeds from the sale up to $38 million against the outstanding borrowings on the line of credit. So most of any cash proceeds would go against the line of credit and then any remaining proceeds would be for other general corporate purposes, which could include share repurchases.

Operator:	Thank you and I'm showing no further questions in the queue at this time. I'd like to turn the call back over to Charles Gordon, President and CEO, for any closing remarks.

Chuck Gordon:
Thank you, operator. We will continue to take the actions necessary to ensure we are best serving our stakeholders, including our employees, customers and shareholders globally. At the halfway point in the year, we remain confident in our outlook for significant earnings growth in 2018, underpinned by continued strength in our core end markets, including North America CIPP, midstream pipeline protection and energy services. We are excited about the strong earnings outlook for the second half of the year and look forward to providing additional updates in the next quarter. Thank you for joining us today and for your continued support of Aegion.

Operator:	Ladies and gentlemen, than you for participating in today's conference. This does conclude your program and you may all disconnect. Everyone have a great day.